Exhibit 99.(a)(xxvii)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”), organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby, pursuant to Section 5.3 of the Declaration: (i) establish four new series of shares of the Trust to be designated as “Lord Abbett Focused Large Cap Value Fund,” “Lord Abbett Focused Mid Cap Value Fund,” “Lord Abbett Focused Growth Fund” and “Lord Abbett Health Care Fund” (each, a “Fund” and collectively, the “Funds”) and (ii) establish the following classes for each Fund: Class A, Class C, Class F, Class F3, Class I, Class R2, Class R3, Class R4, Class R5 and Class R6. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 31st day of October, 2018.

/s/ Douglas B. Sieg	/s/ Kathleen M. Lutito
Douglas B. Sieg	Kathleen M. Lutito

/s/ Eric C. Fast	/s/ James M. McTaggart
Eric C. Fast	James M. McTaggart

/s/ Evelyn E. Guernsey	/s/ Karla M. Rabusch
Evelyn E. Guernsey	Karla M. Rabusch

/s/ Julie A. Hill	/s/ Mark A. Schmid
Julie A. Hill	Mark A. Schmid

/s/ James L.L. Tullis
James L. L. Tullis